1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
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McMoRan Exploration Co. Announces
Appointment of Two New Members to its Board of Directors

NEW ORLEANS, LA, June 9, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today the appointment of A. Peyton Bush, III, and William P. Carmichael to its Board of Directors.

A. Peyton Bush III, 65, is President and Chief Executive Officer of Hibernia Homestead Banccorp in New Orleans, LA.  Mr. Bush has over 35 years of banking and investment experience, including as President and Chief Executive Officer of several financial institutions. Mr. Bush is a graduate of Princeton University and received an MBA from University of Virginia.

William P. Carmichael, 66, is a retired executive with over 35 years of experience in finance.  Mr. Carmichael worked for Price Waterhouse and held various senior financial positions with global consumer product companies Sara Lee Corporation, Beatrice Foods Company and Esmark, Inc.  Mr. Carmichael currently serves on the Boards of Cobra Electronics Corporation, The Finish Line and is Chairman of the Columbia Funds.  Mr. Carmichael is an accounting graduate of Indiana University and received a Juris Doctorate degree from University of Virginia Law School.

McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson said: “We are pleased to welcome Peyton Bush and Bill Carmichael to McMoRan’s Board as independent directors.  They bring broad financial and business experience and we look forward to their guidance and counsel.”

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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